Exhibit 99.1

FOR IMMEDIATE RELEASE

September 7, 2017

CenterState Bank Corporation

Announces Board Approval of Stock Repurchase Program

WINTER HAVEN, FL. – September 7, 2017 - CenterState Bank Corporation (NASDAQ: CSFL) announced today that its Board of Directors has authorized the purchase by the Company of up to 3,000,000 shares of the Company’s outstanding common stock.  The shares may be purchased from time to time in open market, or negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission and other legal requirements for a two year period commencing on September 8, 2017.  Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interest of both the Company and its shareholders, subject to the availability of shares, general market conditions, the trading price of the shares, and alternative uses for capital.  This stock repurchase program substitutes the stock repurchase plan authorized on October 16, 2014 and does not obligate the Company to acquire any specific number of shares and may be suspended or discontinued at any time.  At July 28, 2017, the Company had 60,026,741 shares of its common stock outstanding.

CenterState, headquartered in Winter Haven, Florida between Orlando and Tampa, is a financial holding company with one nationally chartered bank, CenterState Bank, N.A.  Presently, the Company operates through its network of 78 branch banking offices located in 28 counties throughout Florida, providing traditional deposit and lending products and services to its commercial and retail customers.  The Company also provides correspondent banking and capital market services to over 600 community banks nationwide.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This report contains forward-looking statements, within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements related to future events, future financial and operating performance, economic and general market conditions, stock performance, business strategies, including expansion and acquisition activities and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved, and actual results may differ from those set forth in the forward looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2016, and otherwise in our SEC reports and filings.